LITTLEFIELD CORPORATION

2501 North Lamar Blvd
Austin, Texas 78705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

11:00 AM CDT, APRIL 24, 2002

Littlefield Corporate & Hospitality Headquarters
2501 North Lamar Boulevard
Austin, Texas 78705

The Annual Meeting of Stockholders of Littlefield Corporation will be held on the 24th of April 2002, at 11:00 AM CDT, for the following purposes:
  To elect four members to our board of directors;
  To ratify the appointment of Sprouse & Anderson, LLP (formerly Sprouse & Winn, LLP) as our independent auditors for 2002;
  To approve the Littlefield Corporation 2002 Stock Option Plan;
  To approve the Littlefield Corporation 2002 Employee Stock Purchase Plan and
  To consider such other matters as may properly come before the meeting or any adjournment of the meeting.

Only holders of record of our common stock at the close of business on March 5, 2002, will be entitled to notice or to vote at the meeting or any adjournment of the meeting. The stock transfer books will remain open.

You are cordially invited to attend the meeting. Whether or not you plan to attend the meeting, please complete, date and sign the accompanying proxy and return it promptly in the enclosed envelope to assure that your shares are represented at the meeting. If you receive more than one proxy card, it is an indication that your shares are registered in more than one account. Please complete, date and sign each proxy card you receive. You may revoke your proxy at any time before it is voted. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

Enclosed with these proxy materials is a copy of our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001 (without exhibits).

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey L. Minch
Vice Chairman of the Board and President

March 12, 2002

LITTLEFIELD CORPORATION

2501 North Lamar Boulevard
Austin, Texas 78705

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS

11:00 AM CDT, April 24, 2002

Littlefield Corporate & Hospitality Headquarters
2501 North Lamar Boulevard
Austin, Texas 78705

This Proxy Statement and the accompanying form of proxy are furnished in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders of Littlefield Corporation to be held on Wednesday, April 24, 2002, at 11:00 AM CDT, and at any adjournment thereof, for the purposes set forth in this Proxy Statement. The meeting will be held at the Littlefield Corporate & Hospitality Headquarters, 2501 North Lamar Blvd., Austin, Texas 78705.

The accompanying proxy is solicited by our board of directors. Our principal executive offices are located at 2501 North Lamar Blvd., Austin, Texas 78705. This Proxy Statement and the accompanying form of proxy were first mailed to the stockholders on or about March 17, 2002.

VOTING AND REVOCABILITY OF PROXY APPOINTMENTS

Each share is entitled to one vote per director in the election of directors and one vote in all other matters to be voted upon at the meeting. Shareholders of record as of the close of business at 5:00 P.M. March 5, 2002, are the only persons entitled to vote at this meeting. At the close of business on March 5, 2002, 8,006,455 shares of our common stock were outstanding, with each share being entitled to one vote. There are no cumulative voting rights. A majority of the outstanding shares of common stock represented at the meeting, in person or by proxy, will constitute a quorum.

All proxies will be voted in accordance with the instructions contained in the proxies. If no choice is specified, proxies will be voted in accordance with the recommendations of the board as set forth in this Proxy Statement, and at the proxy holders’ discretion on any other matter that may properly come before the meeting. Any stockholder may revoke a proxy given pursuant to this solicitation at any time before it is voted. A stockholder may revoke his or her proxy by voting in person at the meeting or submitting to our Secretary at the meeting a subsequently dated proxy. In addition, a stockholder may revoke his or her proxy by notifying our secretary either in writing prior to the meeting or in person at the meeting. Revocation is effective only upon receipt of such notice by the secretary.

We are not aware of any other matter to be presented for action at the meeting other than those mentioned in the Notice of Annual Meeting of Stockholders and referred to in this Proxy Statement. If any other matters come before the meeting, the proxy holders named in the enclosed proxy intend to vote on such matters in accordance with their judgment.

SOLICITATION

The costs of preparing, assembling and mailing the proxy materials will be borne by our Company. Certain of our officers, directors and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies in addition to this solicitation by mail. We expect to reimburse brokers, banks, custodians and other nominees for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of the common stock.

ELECTION OF DIRECTORS

Our board currently consists of four directors. All four of the current members of the board have been nominated for re-election. The nominees for election at the meeting shall, if elected, serve on the board for a term of one year until the 2003 Annual Meeting of Stockholders and until their respective successors have been duly elected and have qualified. The board elects our officers annually following the Annual Meeting of stockholders. Officers serve for terms of one year and until their successors are duly elected and qualified.

The directors shall be elected by a plurality of the votes cast at the meeting. A “plurality” means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors. The proxy holders named as proxies in the accompanying proxy intend to vote FOR the election of the nominees identified below. If any nominee is unable or fails to accept nomination or election (which is not anticipated), the proxy holders named in the proxy, unless specifically instructed otherwise in the proxy, will vote for the election of such other person as our existing board of directors may recommend.

The table below sets forth certain information about the nominees, including the nominee’s age, position with our Company and length of time served as a member of the board. All of the nominees are currently serving as directors.

Name	Age	Position with the Company	Director Since
Daniel W. Deloney	70	Chairman of the Board	May 1999
Gordon R. McNutt	58	Director	October 1999
Jeffrey L. Minch	51	Vice Chairman of the Board, President and Chief Executive Officer	July 1999
F. Gary Valdez	49	Director	January 2001

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth the name and a brief description of the principal occupation and business experience for at least the preceding five years for each of the four nominees for election to the board of directors and the executive officers of our Company. None of the directors or executive officers are related.

Daniel W. Deloney, 70, is currently our chairman of the board. Mr. Deloney received a Bachelor of Science from Auburn University in 1955 and a Juris Doctor from the Jones Law Institute in 1981. He began his career as a district sales manager for the Ralston Purina Company in 1955. In 1965, he became the regional director for Financial Service Corporation. In 1974, he formed DFA Advisory Corporation, a registered investment advisory company. As an independent certified financial planner, Mr. Deloney’s principal emphasis was on tax and financial planning. In 1986, Mr. Deloney became vice president of Rice Financial Corporation and has served as its President since 1994. He is currently President and chairman of the board of Rice Acceptance Company, Inc. (d/b/a Rice Banking Company) and its parent company Rice Financial Corporation. Mr. Deloney is a member of the American Financial Services Association. He has served as President of the Alabama Financial Services Association and is currently chairman of its Executive Committee. He also serves as Treasurer of the Alabama Independent Automobile Dealers Association.

Gordon R. McNutt, 58, has served as a member of the board of directors since October 1999. Mr. McNutt received a Bachelor of Business Administration from the University of Texas at Austin in 1966 and a Master in Business Administration from the Kellogg Graduate School of Management in 1967. In 1967, Mr. McNutt began his banking career accepting a management position at the financial institution that is now known as SunTrust Bank. By 1973, Mr. McNutt had already held several positions at both SunTrust and Union Bank. In 1973, Mr. McNutt accepted a position with First City Bancorp and rose to the level of executive vice president and was a member of the board of directors. In 1988, Mr. McNutt retired from the public banking industry and became a private investor. Since 1988, Mr. McNutt has primarily focused his attention and financial expertise on real estate transactions and has held numerous financial advisory positions.

Jeffrey L. Minch, 51, is currently serving as our vice chairman of the board, president and chief executive officer. Mr. Minch is a distinguished graduate of the Virginia Military Institute in civil engineering with graduate education in Finance. For the last three years Mr. Minch has been a private investor and is a major shareholder of our Company. Mr. Minch co-founded, grew and profitably sold a commercial real estate company, Littlefield Real Estate Company. As president and chief executive officer, Mr. Minch planned and executed the strategy that Littlefield Real Estate Company utilized to grow from a start up in 1984 to one of the largest commercial real estate companies in Texas. In 1996, Mr. Minch sold Littlefield’s substantial office, apartment and warehouse portfolios, in three transactions, over a five-month period. From 1996 to 1999, Mr. Minch managed his own investments.

F. Gary Valdez, 49, has served on our board since 2001. He received a Bachelors of Business Administration from Texas Lutheran College in May 1975 and a Masters Of Business Administration from St. Edwards University in December 1979. Mr. Valdez has served in a number of distinguished positions including President of Norwest Bank, Austin Market and President and Chief Executive Officer of Cattlemen’s State Bank, a one-bank holding company. He has managed assets of over $550 million. His most recent endeavor is the founding of Focus Strategies, LLC, a company that specializes in corporate finance advisory and merchant banking services for middle market growth companies. He is involved with many Austin community organizations including the Greater Austin Chamber of Commerce, the boards of St. Edwards’s University, Seton Hospital and Leadership Austin. He has served as past chairman of KLRU Public Television, and is the current chairman of the Austin-San Antonio Corridor Council. He as earned distinguished alumni awards from Texas Lutheran College and St. Edwards’s University.

Kathryn L. Scanlon, 47, is currently serving as our secretary, treasurer, and chief financial & administrative officer, our highest financial executive position. Ms. Scanlon graduated with honors from the University of Texas at Austin with a Bachelors of Business Administration in Accounting in December 1975. She is a certified public accountant and a certified financial planner. She has twenty-five (25) years of combined experience in both industry and public accounting, including seven years as an owner of her own accounting firm, specializing in tax, audit and financial statement preparation. From 1975 to 1979, she was a staff accountant and then partner in the public accounting firm of Groesbeeck & Company in Austin, Texas. From 1979 to 1981 she was the controller for H.L. Chapman Pipeline Construction, Inc., an underground utility contractor. From 1981 to 1987 she owned her own CPA firm in Austin, Texas. From 1987 to 1992 she was the controller for MEDIANET, Inc. a third party cooperative advertising claims processing company. From 1992 to 1994 she again owned her own CPA firm. From 1994 to 1999 she was the chief financial officer for Southwest Recreational Industries, Inc. an international sports surfacing company with over $100 million in annual sales. She was hired as the controller for Littlefield in 2000 and was promoted to her current position in 2001. She is currently a member of the Texas Society of CPA’s and the College of Financial Planning. She was a charter member and past President of the American Society of Women Accountants-Austin Chapter and served as a director of the Northwest Austin Chamber of Commerce.

COMPENSATION OF EXECUTIVE OFFICER AND DIRECTORS

Summary of Cash and Certain Other Compensation

The following table sets forth for the fiscal years ended December 31, 2001, 2000 and 1999 for Jeffrey L. Minch, our vice chairman of the board, president and chief executive officer

SUMMARY COMPENSATION TABLE

					Long-Term Compensation
		Annual Compensation			Awards	Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Securities Underlying Options	All Other Compensation
Jeffrey L. Minch (1)- Vice Chairman of the Board, President and Chief Executive Officer	2001	$100,000	$---	$---	$---	$---
	2000	$100,000	$200,000(2)	$---	$---	$---
	1999	$ 27,000	$---	$---	$---	$---

Mr. Minch began working with our Company on July 2, 1999, when he was elected as a director to fill a vacancy on the board of directors. On July 8, 1999, Mr. Minch was elected vice chairman of the board. In September 1999, Mr. Minch was elected our president and chief executive officer.

The bonus he received in 2000 was as a result of the stock price reaching $2.00 pursuant to his employment agreement.

Stock Options

During the fiscal year ended December 31, 2001, we granted options to our employees and directors to purchase 143,000 common shares. During the fiscal year ended December 31, 2000, no options were granted to our employees and directors. None of the options granted in 2001 have been exercised. None of the 143,000 options granted during the fiscal year ended December 31, 2001, were granted to Mr. Minch.

Compensation of Directors

Non-employee directors receive 2,500 shares of common stock at the end of each quarter served; with a prorated amount awarded during the quarter they began service. We reimburse the directors for travel expenses incurred in connection with attending meetings of the board and committees. They can also be reimbursed an hourly fee for special projects.

Employment Contracts, Termination of Employment and Change in Control Arrangements

In 1999 we entered into a three-year employment agreement with Jeffrey L. Minch, pursuant to which he agreed to serve as our President for an annual base salary of $100,000. The agreement provides for us to pay Mr. Minch, as incentive compensation, 100,000 shares each time the stock price increases by $1. Mr. Minch was granted 100,000 in September of 2000 when the stock price reaches $2 per share. He will be granted 100,000 more shares when the stock price reaches $3, and so on.

In addition, the agreement provided for us to reimburse Mr. Minch for certain lease expenses, which involved the relocation of the corporate headquarters from South Carolina to Austin, Texas, but in June 2001 those expenses were no longer necessary because we purchased our own building in Austin to house our corporate offices. That building is located at 2501 North Lamar Blvd, Austin, Texas 78705.

Pursuant to the agreement, our board nominated Mr. Minch to serve as a director, and he has served as director and vice chairman of the board since 1999. Mr. Minch does not receive any additional compensation for serving as a director.

The agreement provides that we may terminate the agreement and Mr. Minch’s employment in its absolute discretion upon thirty days written notice to Mr. Minch. In the event we terminate the agreement and Mr. Minch’s employment, we will be obligated to pay to Mr. Minch $100,000 as a severance payment. The agreement also provides that Mr. Minch may terminate the agreement in his absolute discretion upon ninety days written notice to us.

In the event we are sold to or merged with another company, the agreement will terminate automatically. If such a sale or merger results in our shareholders receiving consideration in any form equal to or greater than $3.00/share, the agreement provides that Mr. Minch shall be entitled to receive 500,000 shares of our common stock immediately prior to the consummation of any such sale or merger.

The agreement also contains certain restrictions on Mr. Minch’s ability to compete with the Company following termination of his employment and it contains certain confidentiality and other standard provisions.

Our employment agreement with Mr. Minch is currently being renegotiated by the board of directors. We expect a new agreement to be in place shortly and we expect that agreement to be at least as advantageous to Mr. Minch as his current agreement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers; and holders of more than 10% of our common stock to file with the Securities and Exchange Commission, within certain specified time periods, reports of ownership and changes in ownership. Such officers, directors and stockholders are required by SEC regulations to furnish us with copies of all such reports that they file.

To our knowledge, based solely upon a review of copies of such reports furnished to us and representations by certain officers and directors that no other reports were required with respect to the year ended December 31, 2001, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis with respect to 2001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth the number and percentage of outstanding shares of our common stock beneficially owned as of March 5, 2002, by:

  each executive officer, including the executive officer listed in the Summary Compensation Table above;
  each director and nominee for director;
  all of the executive officers and directors as a group; and, each person or entity known to us to own more than five percent of the outstanding common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class (1)
Jeffrey L. Minch (2)	2,923,900		36.52%
Daniel Deloney (3)	815,250	(7)	10.18%
Kathryn Scanlon (4)	1,500	(8)	*
Gordon R. McNutt (5)	40,000	(9)	*
F. Gary Valdez (6)	10,139
Executive officers and directors of the Company as a group (5 persons)	3,790,789		47.35%

  Under SEC rules, we calculate the percentage ownership of each person who owns exercisable options by adding (1) the number of exercisable options for that person to (2) the number of total shares outstanding, and dividing that result into (3) the total number of shares and exercisable options owned by that person. On March 5, 2002, we had 8,006,455 shares of common stock issued and outstanding. An asterisk (*) indicates less than 1% ownership.
  Address is 2501 North Lamar Blvd., Austin, Texas 78705.
  Address is 109 South Court Street, Montgomery, Alabama 36104.
  Address is 2501 North Lamar Blvd., Austin, Texas 78705.
  Address is 7035 Bee Caves Road, Suite 102, Austin, Texas 78746.
  Address is 501 Congress Avenue, Suite 303, Austin, Texas 78701
  Includes 552,700 shares owned by Rice Acceptance Company, Inc., 197,300 shares owned by Rice Financial Corporation, 10,000 shares owned by Southern Warehouse Partners and 2,750 shares held in Mr. Deloney’s IRA, in which shares Mr. Deloney possesses sole voting and investing power, and 25,000 shares held in his daughter’s IRA, in which Mr. Deloney shares voting and investing power.
  Includes 1,500 shares owned by Ms. Scanlon’s IRA, in which Ms. Scanlon possesses sole voting and investing power.
  Includes 2,000 shares held in the name of his children in which shares Mr. McNutt holds voting and investing power.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The President and CEO of the Company, Jeffrey Minch, has personally guaranteed two notes payable to a third party lender, in the total amount of $852,500. One note in the amount of $552,500 is for a three (3) year period at 7% annual interest and is secured by a note receivable of ours, which is in turn secured by a deed of trust on real estate. The second liability is a letter of credit for $500,000 securing a note payable to the seller of one of our acquisitions. Mr. Minch has guaranteed $300,000 of this letter of credit, with the other $200,000 secured by a certificate of deposit. Subsequent to the balance sheet date Mr. Minch also personally guaranteed another $100,000 note payable to a third party lender. This note was to finance furniture and equipment, is for a term of three (3) years at 7.75% annual interest.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Audit Committee

During 2001, our audit committee met once during the year with our independent auditors. This committee was comprised of Dan Deloney and Gordon McNutt, the two non-employee directors, and has the responsibility for reviewing the financial condition and accounting controls and determining that all audits and examinations required by law are performed. The committee recommends to the board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditors’ audit plans and reviews with the independent auditors the results of the audit and management's response to the audit. A complete copy of the audit committee’s charter is included at the end of this proxy statement.

The audit committee has reviewed and discussed the audited financial statements with management as well as our independent public accountants. The audit committee has received from the independent accountants a formal written statement regarding the auditors' independence and has discussed with the independent accountant matters relating to their independence. The audit committee has satisfied themselves as to the auditors' independence. The audit committee has discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61, which includes, among other items, matters related to the audit of our financial statements.

The audit committee has recommended to the board of directors that the audited financial statements be included in the company's Annual Report on Form 10-K for 2001 for filing with the Securities and Exchange Commission.

Submitted, March 5, 2002, By:
Daniel Deloney, Chairman of the Board, Audit Committee Member
Gordon McNutt, Director, Audit Committee Member

Nominating Committee

Our nominating committee, comprised of all directors, did not meet during 2001. This committee is responsible for nominating individuals for election to our board. The nominating committee welcomes recommendations made by our stockholders for individuals to be included in the slate of nominees for election at the annual meeting of stockholders. Any recommendations for the 2003 Annual Meeting of Stockholders should be made in writing addressed to our board of directors, 2501 North Lamar Blvd., Austin, and Texas, 78705. Under our Certificate of Incorporation, any such recommendations must be delivered to us in writing not less than sixty days prior to the meeting date or, if less than seventy days’ notice of the meeting date is given, ten days after notice of the meeting date is given by public disclosure.

The board of directors held four meetings during the year ended December 31, 2001. All of the directors attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Subject to ratification by the stockholders, the board of directors has appointed Sprouse & Anderson, L.L.P. (formerly Sprouse & Winn, LLP) as independent auditors to audit the financial statements of the Company for the 2001 fiscal year. Sprouse & Anderson, L.L.P. served as the independent auditors to audit the Company’s financial statements for the fiscal years ended December 31, 2001 and 2000.

A representative of Sprouse & Anderson, L.L.P. is expected to be present at the meeting and will have an opportunity to make a statement, if the representative so desires, and will be available to respond to any appropriate questions stockholders may have.

The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the ratification of the appointment of Sprouse & Anderson, L.L.P. as the Company's independent auditors for the 2002 fiscal year. With respect to this vote, abstentions will have the effect of a 'no' vote and broker non-votes will have no effect on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF SPROUSE & ANDERSON, L.L.P. AS INDEPENDENT AUDITORS

PROPOSAL TO APPROVE THE COMPANY’S STOCK OPTION PLAN

General

Our directors have established the Littlefield Corporation Stock Option Plan (the “Option Plan”) attached hereto as Exhibit A. The purpose of the Option Plan is to advance the interests of the Company, its subsidiaries and its stockholders by affording certain employees, officers, directors, and key consultants an opportunity to acquire or increase their proprietary interests in our Company. The objective of the issuance of the stock options, restricted stock and stock purchase rights under the Option Plan is to promote our growth and profitability because the grantees will be provided with an additional incentive to achieve our objectives through participation in its success and growth and by encouraging their continued association with or service to us. The following is a summary of the material features of the Option Plan, which is qualified in its entirety by reference to the complete provisions of the Option Plan, attached hereto as Exhibit A.

If the Option Plan is adopted by the stockholders, the board of directors intends to abandon our existing plan, the 2001 Stock Option Plan , which had replaced five previous plans, including the 1994 Stock Option Plan, the 1995 Employee Stock Option Plan, the 1996 Employee Stock Option Plan, the 1997 Stock Option Plan and the 1999 Employee Stock Option Plan.

Common Stock Subject to the Option Plan

The current maximum number of shares of common stock that may be issued under the Option Plan is (A) 3,000,000, plus all shares remaining available for issuance under the Predecessor Plan on the date of the adoption of this Option Plan by the shareholders, plus (B) additional shares as follows: as of January 1 of each year, commencing with the year 2003 and ending with the year 2008, the aggregate number of shares available for granting Awards under the Option Plan shall automatically increase by a number of shares equal 15% of the total number of Shares then outstanding. Further, if, after the effective date of the Option Plan, any shares covered by an award granted under the Option Plan or by an award granted under a Predecessor Plan, or to which such an Award or Predecessor Plan award relates, are forfeited, or if an Award or Predecessor Plan award otherwise terminates without the delivery of shares or of other consideration, then the shares covered by such award or Predecessor Plan award, or to which such Award or Predecessor Plan award relates, or the number of shares otherwise counted against the aggregate number of shares available under the Option Plan with respect to such award or Predecessor Plan award, to the extent of any such forfeiture or termination, shall again be, or shall become, available for granting awards under the Option Plan. Options for no more than 3,000,000 shares may be granted in any year. We may use either authorized and unissued shares or treasury shares to fulfill option awards, subject to adjustment in accordance with anti-dilution provisions contained in the Option Plan. All shares of common stock subject to the Option Plan may be issued in any combination of Incentive Stock Options, as defined within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), nonstatutory stock options, restricted stock or stock purchase rights.

Term of the Option Plan

The term of the Option Plan is 10 years, or until December 31, 2012, unless terminated earlier as provided in the Option Plan. If our shareholders do not approve the Option Plan within one year of its adoption by our directors, any ISOs granted under the Option Plan will become non-statutory options. No ISO may be granted more than ten years after December 31, 2012. The Option Plan may be abandoned or terminated at any time by the our directors, except with respect to options, restricted stock or stock purchase rights then outstanding under the Option Plan.

Eligibility

All of our directors, officers, employees, including but not limited to executive personnel, as well as our key consultants and advisors, are eligible to be granted options under the Option Plan.

Administration of the Option Plan

The Option Plan shall be administered by different committees with respect to different groups of Service Providers consisting of at least two directors appointed by the board of directors (the “Committee”); provided, however, that with respect to any options, restricted stock or stock purchase rights granted to an individual who is subject to the provisions of Section 16 of the Exchange Act, the Committee shall consist of at least two directors (who need not be members of the Committee with respect to grants to any other individuals) who are non-employee directors, and all authority and discretion shall be exercised by such non-employee directors. The Committee selects the individuals to whom options, restricted stock or stock purchase rights are to be granted, the number of shares to be granted and any other terms and conditions specified under the Option Plan, including, but not limited to, the exercise price, the times at which options or Stock purchase rights shall become exercisable and the duration of the exercise periods.

Terms of Options

The exercise price of each ISO issued under the Option Plan shall be determined by the Administrator and shall not be less than fair market value of the common stock as of the date the option is granted; provided, however, that the exercise price of an ISO granted to any person owning at least 10% of the total combined voting power of all classes of stock of the Company or any of its parents or subsidiaries shall not be less than 110% of the fair market value on the date the option is granted. The exercise price of each nonstatutory stock option shall be determined by the Administrator. The exercise period of each option shall be determined by the Administrator; provided, however, that an ISO shall not be exercisable after the expiration of ten years from the date of the option grant. In addition, except in the case of death or disability, no option granted to an individual who is subject to the provisions of Section 16 of the Exchange Act may be exercisable prior to the expiration of six months from the date of the option grant.

In the case of ISOs, the fair market value of stock with respect to which ISOs are exercisable for the first time during any calendar year by any participant in the Option Plan may not exceed $100,000, such value being determined at the time the options are granted, as provided by the terms of Section 422 of the Internal Revenue Code. To the extent the value of the underlying stock (determined in accordance with the previous sentence) exceeds $100,000, such excess options shall be treated as nonstatutory stock options.

After an option becomes exercisable, it may be exercised at any time as to any or all full shares that have become purchasable under the terms of the option. The exercise price of options granted under the Option Plan may be made in whole or in part through the surrender of previously held shares of common stock at the fair market value thereof or through the authorization to withhold shares of stock otherwise issuable upon exercise of the option.

No option shall be transferable other than by will or the laws of descent and distribution, or in the case of non-incentive stock options, pursuant to a Qualified Domestic Relations Order, and no option shall be transferable by an individual who is subject to the provisions of Section 16 of the Exchange Act prior to stockholder approval of the Option Plan. The Administrator shall have the power to specify with respect to each grant of options the effect upon such grantee’s rights of the termination of such grantee’s employment or services with the Company and the Administrator may determine at the time of grant that such options shall become exercisable on an accelerated basis following a change of control with respect to the Company. Nothing in the Option Plan shall confer on any person any right to continue in the employ of the Company or any of its subsidiaries or shall interfere in any way with the right of the Company or any of its subsidiaries to terminate such person’s employment at any time.

Terms of Restricted Stock

Until any restrictions upon restricted stock awarded to a grantee under the Option Plan have lapsed, such shares shall not be transferable other than by will or the laws of descent and distribution, or pursuant to a Qualified Domestic Relations Order, nor shall they be delivered to the grantee. The Administrator shall have the power to specify with respect to each award of restricted stock the effect upon such grantee’s rights of the termination of such grantee’s employment with the Company. The Administrator may determine at the time of award that such restricted stock shall become fully vested following a change of control with respect to the Company.

Terms of Stock Purchase Rights

Stock purchase rights may be issued either alone, in addition to, or in tandem with other awards granted under the Option Plan and/or cash awards made outside the Option Plan, the terms of which are determined at the discretion of the Administrator. The Restricted Stock Purchase Agreement shall grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser’s service with the Company for any reason (including death or disability). The purchase price for shares repurchased pursuant to the Restricted Stock Purchase Agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option shall lapse at a rate determined by the Administrator. Once the Stock Purchase Right is exercised, the purchaser shall have the rights equivalent to those of a stockholder, and shall be a stockholder when his or her purchase is entered upon the records of the duly authorized transfer agent of the Company.

Federal Tax Consequences of Options

Under current federal income tax laws, options granted under the Option Plan will generally have the following consequences. The holder of a nonstatutory stock option recognizes no income for federal income tax purposes upon the grant of such option, and the Company, therefore, receives no deduction at such time. At the time of exercise, however, the grantee generally will recognize income, taxable at ordinary income, to the extent that the fair market value of the shares received on the exercise date exceeds the nonstatutory stock option exercise price. The Company will be entitled to a corresponding deduction for federal income tax purposes in the year in which the nonstatutory stock option is exercised so long as either Section 162(m) is inapplicable or its requirements are met. If the shares are held for at least one year and one day after exercise, long-term capital gain will be realized upon disposition of such shares to the extent the amount realized on such disposition exceeds their fair market value as of the exercise date.

If a grantee is awarded an ISO, no income will be recognized for federal income tax purposes at the time of grant or exercise, and the Company will therefore, not receive any corresponding deduction. The excess of fair market value of the shares of common stock received at the date of exercise over the exercise price will become an item of tax preference for the grantee for purposes of the grantee’s alternative minimum tax in the year of exercise, however. The grantee will be subject to federal income tax when the grantee sells the shares acquired upon the exercise of the ISO. If the grantee holds the shares for more than two years from the date of grant and more than one year from the date the shares were transferred to that person, any gain will be taxed as long-term capital gain. The Company will not be entitled to any deduction for federal income tax purposes as to any amount taxed as long-term capital gain in connection with the sale of shares acquired upon the exercise of an ISO. The Company will, however, be entitled to a corresponding deduction for federal income tax purposes for any amount taxed as ordinary income.

Amendment of the Option Plan

The board of directors may at any time terminate the Option Plan, and may at any time and in any respect amend the Option Plan; provided, however, that the board (unless its actions are approved or ratified by the stockholders of the Company within twelve months of the date that the board amends the Option Plan) may not amend the Option Plan to (i) increase the total number of shares of common stock issuable pursuant to ISOs under the Option Plan or materially increase the number of shares of common stock subject to the Option Plan; (ii) change the class of employees eligible to receive ISOs that may participate in the Option Plan or materially change the class of person that may participate in the Option Plan; or (iii) otherwise materially increase the benefits accruing to participants under the Option Plan. No termination, amendment or modification of the Option Plan shall adversely affect options, stock purchase rights or restricted stock then outstanding under the Option Plan without the consent of the grantee or his legal representative.

Required Vote; Recommendation

The affirmative vote of the majority of the shares of our common stock present in person or represented by proxy at the meeting and entitled to vote is required for the approval of the Option Plan. With respect to this vote, abstentions will have the effect of a 'no' vote and broker non-votes will have no effect on the vote.

THE BOARD HAS UNANIMOUSLY APPROVED THE PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE PLAN.

PROPOSAL TO APPROVE THE EMPLOYEE STOCK PURCHASE PLAN

The Board of Directors adopted the Littlefield Corporation Employee Stock Purchase Plan (the "Plan") as of January 1, 2002, subject to stockholder approval. The purpose of the Plan is to provide employees of the Company and its subsidiaries the opportunity to acquire an ownership interest in the Company through the purchase of Common Stock at a price below current market prices. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code. The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974.

The following summary description of the Littlefield Corporation Employee Stock Purchase Plan is qualified in its entirety by reference to the full text of the Plan, which is attached hereto as Exhibit B.

Description of the Plan

The Plan permits all eligible employees, including officers, of the Company to purchase from the Company shares of Common Stock of the Company. To be eligible an employee must work 20 hours or more per week, have been employed by the Company for at least three months, and satisfy the other conditions noted below. On December 31, 2001, the Company had approximately 100 employees eligible to participate in the Plan.

The Plan provides that 500,000 shares of Common Stock will be available for purchase in the 2002 calendar year, plus an annual increase to be added on the first day of the Company's fiscal year beginning in 2003 equal to the lesser of (i) 2 percent (2%) of the then-outstanding shares of Common Stock or (ii) a lesser amount determined by the Board. Should any Option or purchase right expire or be canceled prior to its exercise in full, the unexercised shares theretofore subject to such Option or purchase right may again be subjected to grant under this Plan. Any Shares delivered pursuant to the Plan may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

The Plan has a term of ten years, subject to earlier termination by the Board of Directors. The Plan must be approved by the stockholders of the Company and, if the Plan is not approved by the stockholders at the annual meeting, the Plan will terminate. Any payroll deductions made prior to such termination will be promptly paid to the participants.

The Plan makes shares available for purchase pursuant to one offering period each year, commencing on the first trading day for the Common Stock on or after January 1 and end on the last trading day of the Common Stock on or before December 31.

Employees participate by making an election on a form provided by the company to have a percentage (only in terms of whole percentages) of their compensation up to a maximum of 10% withheld for the purpose of making the purchase of shares of common stock in the respective offering period. Effective on the first day of each offering period, as determined at the end of the respective offering period, an employee who has elected to participate is granted an option to purchase a number of whole shares determined by dividing the total amount of the employee payroll deductions actually made in the offering period by the "option price" per share of common stock. The maximum amount of money deducted for which options can be granted to a participant with respect to any single offering period is $25,000. The "option price" will be the lesser of (i) 85% of the closing price of the common stock on the NASDAQ National Market as of the commencement date of the offering period or (ii) 85% of the closing price of the common stock on the NASDAQ National Market as of the ending date of the offering period. Payment for shares to be purchased under the Plan will be made by payment of the accumulated payroll deductions actually made by the employee to the company. Employees are restricted from trading shares acquired pursuant to the Plan for a period of three months after the acquisition date.

No otherwise eligible employee shall be granted an option under the Plan (i) if, immediately after the grant, the employee would own stock (including by attribution from certain family members and affiliated entities) and options possessing 5% or more of the total combined voting power or value of all classes of stock of the company (assuming that the shares subject to the options are outstanding) or (ii) if the grant would cause his or her rights to purchase stock under all employee stock purchase plans of the company to apply to shares of common stock having a fair market value of $25,000 or more for the calendar year in which such option is outstanding at any time. Except in the case of a withdrawal, a participant cannot change his or her payroll deduction level during an offering period. An election to participate will remain in effect for successive offering periods unless the participant files a new election form specifying a different payroll deduction level or files a notice of withdrawal. A participant may withdraw from the Plan at any time on or before 15 days prior to the last day of the offering period unless an earlier or later date is established by the committee of the board of directors of the company administering the Plan. A participant withdraws by filing a notice of withdrawal on a form provided by the company. All of the participant's payroll deductions credited to his or her account will be paid to him or her promptly after receipt of the notice of withdrawal, and no further payroll deductions will be made during that offering period. A participant's withdrawal will not have any effect upon his or her eligibility to participate in any subsequent offering period under the Plan. However, the participant will be required to execute and deliver to the company a new election form for the subsequent offering period.

Termination of employment of a participant for any reason shall automatically constitute a withdrawal from the Plan. Upon termination of employment for any reason, the payroll deductions credited to the participant's account will be returned to the participant and, in that event, the participant's account will not be used to purchase shares of common stock on the last day of the respective offering period.

Unless a participant terminates employment or withdraws from the Plan as noted above, the option to purchase shares will be exercised automatically for the participant on the last day of the offering period. If there are insufficient shares available for purchase in any offering period to satisfy the options of the participants, shares will be issued to the participants on a pro rata basis based on the amount of their respective payroll deductions withheld in the respective offering period. No fractional shares will be issued under the Plan. Any funds remaining in a participant's account after exercise of an option which are not sufficient to purchase a full share will be carried over for the next offering period.

A participant's account will be no more than a bookkeeping account maintained by the company, and neither the company nor any subsidiary shall be obligated to segregate or hold in trust or escrow any funds in a participant's account. No interest will accrue or be payable on the payroll deductions of a participant under the Plan. Each participant will receive at least annually a statement regarding the status of his or her Plan account.

Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of by a participant. The company may treat any such act as an election to withdraw from the Plan.

The board of directors of the company may at any time terminate or amend the Plan. No termination can affect options previously granted, and no amendment can make any change in options theretofore granted which would adversely affect the rights of any participant. No amendment that increases the number of shares authorized for sale under the Plan or changes the designation of the subsidiary corporations whose employees may participate in the Plan shall be effective unless approved by the stockholders of the company within 12 months of the adoption of such amendment.

The Plan is administered by the compensation committee of the board of directors. The committee is vested with authority to make, administer and interpret such rules and regulations as it deems necessary to administer the Plan, and any determination, decision or action of the committee in connection with the construction, interpretation, administration or application of the Plan will be final and binding on all participants and all persons claiming under or through any participant.

Except as otherwise described above, benefits under the Plan to the named executive officers of the company and to other officers and employees of the company are not currently determinable because participation in the Plan by such officers and employees is voluntary and the benefits are subject to the market price of the common stock at future dates.

FEDERAL INCOME TAX CONSIDERATIONS

THE FOLLOWING DISCUSSION ADDRESSES ONLY THE GENERAL FEDERAL INCOME TAX CONSEQUENCES UNDER THE PLAN. IT DOES NOT ADDRESS THE IMPACT OF STATE AND LOCAL TAXES, THE FEDERAL ALTERNATIVE MINIMUM TAX OR SECURITIES LAWS RESTRICTIONS, AND IS INTENDED FOR GENERAL INFORMATION PURPOSES ONLY. IT IS NOT INTENDED AS A TAX ADVICE TO PARTICIPANTS IN THE PLAN, WHO SHOULD CONSULT THEIR OWN TAX ADVISORS.

It is the intention of the company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Internal Revenue Code. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that Section of the Code. The Company believes that the following federal income consequences normally will apply with respect to the Employee Stock Purchase Plan.

The payroll deductions withheld from a participant's pay under the Plan will be taxable income to the participant and must be included in the participant's gross income for federal income tax purposes in the year which such amounts otherwise would have been received.

A participant will not be required to recognize any income for federal income tax purposes either at the time the participant is granted an option (which will be on the first day of the offering period) or by virtue of the exercise of the option (which will take place on the last day of such offering period). The federal income tax consequences of a sale or disposition of shares acquired under the Plan depend in part on the length of time the shares are held by a participant before such sale or disposition. If a participant sells or otherwise disposes of shares acquired under the Plan (other than any transfer resulting from death) within two years after the first day of the offering period at the end of which the shares were acquired ("Two-Year Period"), the participant must recognize ordinary compensation income in the year of such disposition in an amount equal to the excess of (i) the fair market value of the shares on the date such shares were acquired over (ii) the price paid for the shares by the participant. The amount of "ordinary" compensation income recognized by the participant will be added to the participant's basis in such shares for purposes of determining any additional gain or loss realized by the participant on the sale of the shares. Any such additional gain or loss will be taxed as capital gain or loss, long or short, depending on how long the participant held the shares.

If a participant sells shares acquired under the Plan after the two-year period or if the participant dies, the participant or the participant's estate must include as ordinary compensation income in the year of sale (or the taxable year ending upon death) an amount equal to the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the option price (determined as if the option had been exercised on the first day of the offering period), or (ii) the excess of the fair market value of the shares at the time of sale of the shares or on the date of death over the price paid for the shares by the participant. Except in the case of a transfer as a result of death, the amount of ordinary income recognized by the participant will be added to the participant's basis in such shares. Any gain realized upon the sale in excess of such basis will be taxed as a long-term capital gain. Any loss realized will be treated as long-term capital loss.

Under current law, the obligations of the company to withhold FICA and Federal Income Tax from a participant's compensation income attributable to the Plan are unclear. Under the Plan, the company reserves the right to withhold to the extent necessary to meet any applicable withholding obligation.

The company will not receive any income tax deduction as result of issuing shares pursuant to the Plan, except upon sale or disposition of shares by a participant within the two-year period. In such an event, the company will be entitled to a deduction equal to the amount included as ordinary income to the participant with respect to the sale or disposition of such shares.

VOTE REQUIRED

Approval and adoption of the Plan by stockholders requires the affirmative vote of a majority of the shares of common stock represented and entitled to vote at the annual meeting. Assuming the existence of a quorum, abstentions will be treated as a vote against the Plan and broker non-votes will be disregarded and will have no effect on the outcome of the vote.

THE BOARD HAS UNANIMOUSLY APPROVED THE PLAN AND RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE PLAN. SHARES OF COMMON STOCK REPRESENTED AT THE ANNUAL MEETING BY SIGNED BUT UNMARKED PROXIES WILL BE VOTED "FOR" THE PLAN.

STOCKHOLDER PROPOSALS

Notices of stockholder proposals intended to be presented at the meeting must have been provided in writing to us by no later than March 24, 2002 in order to be voted on at the meeting. With respect to stockholder proposals for which notices were not provided to us by March 24, 2002, the person or persons designated as proxies in connection with our solicitation of proxies shall have the discretionary voting authority to vote the shares of our common stock represented by the proxy cards returned to us in accordance with their judgment on such matters when such proposals are presented at the meeting.

Stockholder proposals intended to be presented at the 2003 Annual Meeting of Stockholders and included in our Proxy Statement and form of proxy for that meeting must be received by us in writing by no later than December 31, 2002. Any stockholder who intends to present a proposal at the 2003 Annual Meeting of Stockholders to be voted on at that meeting, which proposal is not included in our Proxy Statement, must deliver written notice of such proposal to us by no later than sixty days prior to the meeting date or, if less than seventy days’ notice of the meeting date is given, ten days after notice of the meeting date is given by public disclosure. If the proposing stockholder fails to deliver written notice of such proposal to us by such date, then the person or persons designated as proxies in connection with our solicitation of proxies shall have the discretionary voting authority to vote the shares of our common stock represented by the proxy cards returned to us in accordance with their judgment on such matters when such proposals are presented at the 2003 Annual Meeting. Any such notice of a stockholder proposal must be made in writing addressed to secretary, Littlefield Corporation, 2501 North Lamar Blvd., Austin, Texas 78705.

OTHER MATTERS

The board of directors knows of no other business other than that set forth above to be transacted at the Meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxy cards in accordance with their judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

Jeffrey L. Minch
Vice Chairman of the Board of Directors

March 12, 2002

AUDIT COMMITTEE CHARTER
Littlefield Corporation

The audit committee is a committee of the board of directors. Its primary function is to assist the board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the shareholders and others, the systems of internal controls which management and the board of directors have established, and the audit process.

In meeting its responsibilities, the audit committee is expected to:

Provide an open avenue of communication between the internal accountants, the independent accountant, and the board of directors.

Review and update the committee's charter as needed.

Recommend to the board of directors the independent accountants to be nominated, approve the compensation of the independent accountant, and review and approve the discharge of the independent accountants.

Review and concur in the appointment, replacement, reassignment, or dismissal of the director of internal accounting.

Confirm and assure the independence of the internal accountant and the independent accountant, including a review of management consulting services and related fees provided by the independent accountant.

Inquire of management, the director of internal accounting, and the independent accountant about significant risks or exposures and assess the steps management has taken to minimize such risk to the company.

Review with the director of internal auditing and the independent accountant the coordination of audit effort to assure completeness of coverage, reduction of redundant efforts, and the effective use of audit resources.

Consider and review with the independent accountant and the director of internal auditing:

The adequacy of the company's internal controls including computerized information system controls and security.

Any related significant findings and recommendations of the independent accountant and internal auditing together with management's responses thereto.

Review with management and the independent accountant at the completion of the annual examination:

The company's annual financial statements and related footnotes.

The independent accountant's audit of the financial statements and his or her report thereon.

Any significant changes required in the independent accountant's audit plan.

Any serious difficulties or disputes with management encountered during the course of the audit.

Other matters related to the conduct of the audit which are to be communicated to the committee under generally accepted auditing standards.

Consider and review with management and the director of internal auditing:

Significant findings during the year and management's responses thereto.

Any difficulties encountered in the course of their audits, including any restrictions on the scope of their work or access to required information.

Any changes required in the planned scope of their audit plan.

The internal auditing department budget and staffing.

The internal auditing department charter.

Internal auditing's compliance with The IIA's Standards for the Professional Practice of Internal Auditing (Standards).

The audit committee shall have the power to conduct or authorize investigations into any matters within the committee's scope of responsibilities. The committee shall be empowered to retain independent counsel, accountants, or others to assist it in the conduct of any investigation.

The membership of the audit committee shall consist of at least 2 independent members of the board of directors who shall serve at the pleasure of the board of directors. Audit committee members and the committee chairman shall be designated by the full board of directors upon the recommendation of the nominating committee.

The duties and responsibilities of a member of the audit committee are in addition to those duties set out for a member of the board of directors.